Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. DECLARES & INCREASES QUARTERLY DIVIDEND

October 28, 2021

McKINNEY, Texas, October 28, 2021 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, announced that its Board of Directors has declared a quarterly cash dividend in the amount of $0.36 per share of common stock. The dividend will be payable on November 24, 2021 to stockholders of record as of the close of business on November 11, 2021. The dividend is an increase of $0.02, or 5.9%, from the previous quarterly dividend of $0.34 per share.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Ft. Worth, Austin, and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of Independent Bank Group, Inc. (“IBTX”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on IBTX’s current expectations and assumptions regarding IBTX’s business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, assumptions, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could materialize or IBTX’s underlying assumptions could prove incorrect and affect IBTX’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others, risks relating to the coronavirus (COVID-19) pandemic and its effect on U.S. and world financial markets, potential regulatory actions, changes in consumer behaviors and impacts on and modifications to the operations and business of IBTX relating thereto, and the business, economic and political conditions in the markets in which IBTX operates. Except to the extent required by applicable law or regulation, IBTX disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding IBTX and factors which could affect the forward-looking statements contained herein can be found in IBTX’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2020, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2021 and June 30, 2021 and its other filings with the Securities and Exchange Commission.

CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President, Corporate Development & Strategy (972) 562-9004 paul.langdale@ifinancial.com	Michelle Hickox Executive Vice President, Chief Financial Officer (972) 562-9004 michelle.hickox@ifinancial.com

Media:

Schwinn Feng Chief Marketing Officer (469) 301-2706 schwinn.feng@ifinancial.com

Source: Independent Bank Group, Inc.